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                                                                      EXHIBIT 12


                           TRANSOCEAN OFFSHORE INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
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
                                      Quarter Ended
                                        March 31,                     Year Ended December 31,
                                     --------------       ----------------------------------------------
                                     1999      1998       1998       1997       1996      1995      1994
                                     ----      ----       ----       ----       ----      ----      ----
Earnings:
     Income before                 $120,895  $110,014   $487,146   $207,245   $121,652   $75,149   $20,239
     income taxes.............
Less:
     Undistributed equity
       in earnings
       (losses) of joint
       ventures...............        3,224     2,366     11,677     10,431      5,659     1,839      (339)

     Interest capitalized
       during the period......        9,744     6,643     33,481     18,165      3,482        --        --

Add:
     Distributed earnings of
       less-than-fifty-percent
       owned joint venture....           --     3,338      3,421         --      3,563        --        --

   Interest expense...........       12,132    13,750     57,373     41,018     10,702     2,519     2,027

     Interest component of
       rental expense.........          668       638      2,674      2,552        764       612       789
                                   --------  --------   --------   --------   --------   -------   -------
       Earnings as adjusted...     $120,727  $118,731   $505,456   $222,219   $127,540   $76,441   $23,394
                                   ========  ========   ========   ========   ========   =======   =======
Fixed Charges:
     Interest costs, including
       capitalized interest...     $ 12,132  $ 13,750   $ 57,373   $ 41,018   $ 10,702   $ 2,519   $ 2,027

     Interest component of
       rental expense.........          668       638      2,674      2,552        764       612       789
                                   --------  --------   --------   --------   --------   -------   -------
         Fixed charges........     $ 12,800  $ 14,388   $ 60,047   $ 43,570   $ 11,466   $ 3,131   $ 2,816
                                   ========  ========   ========   ========   ========   =======   =======
Ratio of earnings to fixed
  charges.....................          9.4       8.3        8.4        5.1       11.1      24.4       8.3
                                   ========  ========   ========   ========   ========   =======   =======
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